Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

DENALI CAPITAL ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	457(f)(1)	2,091,617(3)	$11.21(4)	$23,436,568.49(4)	$0.00015310	$3,588.14
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	457(f)(2)	281,100,000(5)	—	$9,3700.00(6)	$0.00015310	$1.44
Fees to be paid	Other	Warrants to purchase Common Stock	Other(7)	8,235,378(8)	—	—	—	—
Fees to be paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of warrants(9)	457(c) 457(g) 457(i)	8,235,378	$11.55(10)	$95,118,615.90(10)	$0.00015310	$14,562.67
Fees to be paid	Other	Units, consisting of one share of Common Stock, par value $0.0001 per share, and one Warrant to purchase one share of Common Stock(11)	457(f)(1)	524,622	$11.53(12)	$6,048,891.66(12)	$0.00015310	$926.09
Fees to be paid	Equity	Common Stock, par value $0.0001 per share, underlying the Units	457(i)	524,622	—	—	—	—
Fees to be paid	Other	Warrants to purchase Common Stock underlying the Units	457(i) Other(13)	524,622(14)	—	—	—	—
Fees to be paid	Equity	Common Stock issuable upon exercise of Warrants underlying the Units(15)	457(g)(1)	524,622	$11.50(16)	$6,033,153.00(16)	$0.00015310	$923.68
Fees to be paid	Equity	Series A Preferred Stock, par value $0.0001 per share	457(f)(2)	6,000,000(17)	—	$200.00(6)	$0.00015310	$0.04
Fees to be paid	Equity	Common Stock, par value $0.0001 per share(18)	457(f)(5)	201,118,000	—	—	—	—
	Total Offering Amounts					$130,645,782.38		$20,002.06
	Total Fees Previously Paid							$21,347.37
	Total Fee Offsets							—
	Net Fee Due							$—

(1)

On August 30, 2024, Denali Capital Acquisition Corp., a Cayman Islands exempted company (“Denali”), entered into that certain Agreement and Plan of Merger with Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Denali (“Merger Sub”), and Semnur Pharmaceuticals, Inc., a Delaware corporation (“Semnur”) and a wholly owned subsidiary of Scilex Holding Company (“Scilex”) (as amended from time to time in accordance with its terms including by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 16, 2025, the “Merger Agreement”). Pursuant to the Merger Agreement, among other things, (a) Denali will effect a deregistration under the Cayman Islands Companies Act (2023 Revision) (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the jurisdiction of incorporation for Denali will be changed from the Cayman Islands to the State of Delaware (the “Domestication”), (b) Merger Sub will merge with and into Semnur, with Semnur surviving such merger (the “Business Combination”) as a direct wholly owned subsidiary of Denali (which will be renamed Semnur Pharmaceuticals, Inc. (“New Semnur”)). All securities being registered will be issued by New Semnur.

The Merger Agreement provides, among other things, that (i) each outstanding share of common stock of Semnur (“Semnur Common Stock”) as of immediately prior to the time at which the Business Combination becomes effective (the “Effective Time”) (other than shares held by Semnur or its subsidiaries or shares the holders of which exercise dissenters’ rights of appraisal) will be automatically converted into the right to receive a number of newly issued shares of common stock of Denali (following the Domestication), par value $0.0001 per share (“New Semnur Common Stock”), equal to the Exchange Ratio (as defined in the Merger Agreement), (ii) each outstanding share of preferred stock of Semnur (“Semnur Preferred Stock”) as of immediately prior to the Effective Time will be automatically converted into the right to receive (a) one share of Series A Preferred Stock of Denali (following the Domestication), par value $0.0001 per share, and (b) one-tenth of one share of New Semnur Common Stock and (iii) subject to the approval of the Option Exchange Proposal described in the proxy statement/prospectus forming part of this registration statement, each option to purchase Semnur Common Stock that is outstanding as of immediately prior to the Effective Time will be exchanged for a number of options exercisable for newly issued shares of New Semnur Common Stock based upon the Exchange Ratio.

(2)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock splits or similar transactions.

(3)	Represents shares of New Semnur Common Stock issuable in exchange for all outstanding Denali ordinary shares in connection with the Domestication.

(4)

Pursuant to Rule 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $11.21, based on the average of the high ($11.89) and low ($10.52) prices of Denali Class A ordinary shares on the OTC Markets on April 16, 2025 (such date being within five business days of the date that this registration statement was filed with the Securities and Exchange Commission (the “SEC”)).

(5)

Represents (a) 280,500,000 shares of New Semnur Common Stock, the maximum number of shares of New Semnur Common Stock that are expected to be issued in connection with the Business Combination to (i) holders of Semnur Common Stock and (ii) assuming approval of the Option Exchange Proposal described in the proxy statement/prospectus forming part of this registration statement, holders of outstanding options to purchase shares of Semnur Common Stock, and (b) 600,000 shares of New Semnur Common Stock, the maximum number of shares of New Semnur Common Stock issuable to holders of Semnur Preferred Stock in connection with the Business Combination.

(6)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act. Semnur is a private company, no market exists for its securities, and Semnur has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the securities expected to be exchanged in the Business Combination.

(7)

The maximum number of warrants to purchase New Semnur Common Stock being exchanged for the public warrants referenced in footnote (8) below and shares of New Semnur Common Stock issuable upon exercise of such warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such warrants has been allocated to the shares of New Semnur Common Stock underlying such warrants and those shares of New Semnur Common Stock are included in the registration fee as calculated in footnote (10) below.

(8)	Represents 8,235,378 public warrants of Denali issued and outstanding, which will be exchanged for warrants to purchase New Semnur Common Stock in connection with the Domestication.

(9)

Consists of New Semnur Common Stock issuable upon exercise of warrants to purchase New Semnur Common Stock. Each such warrant will entitle the warrant holder to purchase one share of New Semnur Common Stock at a price of $11.50 per whole share of New Semnur Common Stock (subject to adjustment).

(10)

Pursuant to Rule 457(g) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $11.55, based on (a) the exercise price of the $11.50 per whole share of New Semnur Common Stock as described in footnote (9) above, plus (b) the average of the high ($0.05) and low ($0.05) prices of the Denali public warrants on The Nasdaq Global Market on October 29, 2024 (such date being within five business days of the date that this registration statement was filed with the SEC).

(11)

Represents 14,662 public units issued and outstanding that were sold in the Registrant’s initial public offering and 510,000 private placement units issued and outstanding that were sold in a private placement in connection with the initial public offering, which will be exchanged for a corresponding number of units of New Semnur in connection with the Domestication. Each unit may be redeemed for one share of New Semnur Common Stock and one warrant to purchase New Semnur Common Stock.

(12)

Pursuant to Rule 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $11.53, based on the average of the high ($11.53) and low ($11.53) prices of the public units of Denali each consisting of one Class A ordinary share and one redeemable warrant on The Nasdaq Global Market on October 29, 2024 (such date being within five business days of the date that this registration statement was filed with the SEC).

(13)

The maximum number of warrants to purchase New Semnur Common Stock being exchanged for the warrants referenced in footnote (14) below and shares of New Semnur Common Stock issuable upon exercise of such warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such warrants has been allocated to the shares of New Semnur Common Stock underlying such warrants and those shares of New Semnur Common Stock are included in the registration fee as calculated in footnote (16) below.

(14)	Represents 14,662 public warrants of Denali and 510,000 private warrants of Denali underlying the units referenced in footnote (11) above.

(15)

Consists of New Semnur Common Stock issuable upon exercise of warrants to purchase New Semnur Common Stock. Each such warrant will entitle the warrant holder to purchase one share of New Semnur Common Stock at a price of $11.50 per whole share of New Semnur Common Stock (subject to adjustment).

(16)

Pursuant to Rule 457(g) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the New Semnur Common Stock underlying the warrants is calculated on the basis of the exercise price of $11.50 per share.

(17)	Represents the maximum number of shares of New Semnur Common Stock issuable to the holders of Semnur Preferred Stock in connection with the Business Combination.

(18)

Represents 201,118,000 shares of New Semnur Common Stock being registered for resale. Pursuant to Rule 457(f)(5), no additional filing fee is required to be paid for the registration of the resale of such shares of New Semnur Common Stock under this registration statement as the issuance of such securities is also being registered under this registration statement.